Exhibit 99.1

TICC Provides Update on Share Repurchase Program

GREENWICH, CT – 12/3/2015 – TICC Capital Corp. (the “Company” or “TICC”) (NasdaqGS: TICC) announced today that since commencing purchases under its share repurchase program on November 10, 2015, the Company has repurchased approximately 1.5 million shares of its common stock at an average price per share of approximately $6.72, representing a total share repurchase to date of approximately $10.0 million. Additionally, the Company has entered into a Rule 10b5-1 trading plan to undertake accretive share repurchases on a non-discretionary basis of up to $50 million prior to March 4, 2016. Following the conclusion of that Rule 10b5-1 trading plan, the Company may make additional discretionary purchases or may enter into a second Rule 10b5-1 trading plan.

About TICC Capital Corp.

TICC Capital Corp. is a publicly traded business development company principally engaged in providing capital to established businesses, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligations. Companies interested in learning more about financing opportunities should contact Debdeep Maji at (203) 983-5285.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including, but not limited to, statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.

Contact:

Bruce Rubin

203-983-5280